THESTREET.COM, INC.
                             2005 RETENTION PROGRAM

SECTION 1.     PURPOSE

     The purpose of TheStreet.com, Inc. 2005 Retention Program (the "PROGRAM") is to provide certain incentives for designated executives and key employees of TheStreet.com, Inc. (the "Company") continue in employment in connection with a possible "Change of Control" (as defined below) of the Company.

SECTION 2.     PARTICIPANTS

     The participants in the Program shall be those employees (each an "ELIGIBLE EMPLOYEE") of the Company who are designated for participation in the Program by the Compensation Committee and who have entered into a written agreement with the Company providing for the benefits described herein. An Eligible Employee shall be designated by the Compensation Committee as either a Group A participant or a Group B participant.

SECTION 3.     RETENTION PAYMENT

     Subject to the terms and conditions in Section 5 below, should there be a Change of Control of the Company, a participant will be eligible to receive a payment equal to the applicable percentage of the participant's 2004 base salary (the "RETENTION PAYMENT"). The applicable percentage shall be: (i) for a Group A participant, 100%; and (ii) for a Group B participant, 50%.

     The Retention Payment is subject to all applicable tax withholding requirements, as determined by the Company.

     The Retention Payment will be paid in a lump sum in cash on the date which is thirty (30) days after the occurrence of a Change of Control (the "RETENTION PAYMENT DATE") (or, in the case of a Group A participant, such later date as is required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "CODE")).

SECTION 4.     TERMINATION PAYMENT

     4.1 GROUP A PARTICIPANTS. Subject to the terms and conditions of Section 5 below, in the event a Group A participant's employment should be terminated by the Company or its successor without Cause or by the Group A participant for Good Reason within eighteen (18) months following a Change of Control, the Group A participant will receive the following payments (collectively, the "GROUP A TERMINATION PAYMENTS"):

          (a) a termination payment equal to 100% of the Group A participant's 2004 base salary;

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          (b)  a supplemental termination payment in the amount of 5% of the termination payment in Section 4.1(a) above (to compensate for the expected six month delay in making the termination payment due to tax law requirements); and

          (c) continuation of group life, disability, sickness, hospitalization and accident insurance benefits equivalent to the coverages in effect immediately prior to the Group A participant's termination for a twelve (12) month period following the date of termination.

     4.2 GROUP B PARTICIPANTS. Subject to the terms and conditions of Section 5 below, in the event a Group B participant's employment should be terminated by the Company or its successor without Cause or by the Group B participant for Good Reason within twelve (12) months following a Change of Control, the Group B participant will receive the following payments (collectively, the "GROUP B TERMINATION PAYMENTS"):

          (a) a termination payment equal to 50% of the Group B participant's 2004 base salary; and

          (b) continuation of group life, disability, sickness, hospitalization and accident insurance benefits equivalent to the coverages in effect immediately prior to the Group B participant's termination for a six (6) month period following the date of termination.

     4.3 TIMING OF PAYMENTS. The payments in Sections 4.1(a) and (b) and 4.2(a) will be payable in a lump sum in cash within 30 days of the participant's termination (or, in the case of a Group A participant, such later date as is required by Code Section 409A(a)(2)(B)(i)).

SECTION 5.     TERMS AND CONDITIONS FOR PAYMENT

     5.1 RETENTION PAYMENTS. In order to receive the Retention Payment, the participant must continue in active employment with the Company until the 30th day following the occurrence of the Change of Control. In the event of the termination of the participant's employment by the Company without Cause or by the participant for Good Reason prior to the 30th day following the occurrence of the Change of Control, the participant shall be entitled to receive the Retention Payment as if the participant's employment had continued until such date.

     If a participant dies, retires or elects to terminate his/her employment for any reason other than Good Reason, or if the Company terminates his/her employment for Cause, in any such case prior to the 30th day following the occurrence of the Change of Control, the participant will not receive a Retention Payment.

     5.2 TERMINATION PAYMENTS. In order to receive the Termination Payments, a participant must execute and deliver to the Company a release substantially in the form attached hereto as Exhibit A (the "RELEASE") and the seven (7) day revocation period described in the Release must have expired without revocation of such Release.

     5.3 ASSISTANCE; CONFIDENTIALITY. The participant will assist the Company in all of its efforts to complete a possible Change of Control. In performing these functions the participant will maintain confidentiality about a possible Change of Control (except to the extent requested by the Company's

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management to communicate with a potential purchaser), and represent the
Company's interests in completing a possible Change of Control. Except to the extent publicly disclosed by the Company or as required by law or legal process, the participant will keep confidential the existence and terms of the Program and will not discuss it with anyone other than his/her financial advisor, his/her attorney, members of his/her immediate family, and the General Counsel of the Company.

     5.4 WITHHOLDING. All payments to a participant under the Program are subject to all applicable tax withholding requirements, as determined by the Company or its successor.

     5.5 NO DUTY TO MITIGATE. The participant shall have no duty to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Program.

     5.6 EFFECT ON OTHER BENEFITS. This Program is in addition to, and not in substitution for, any other agreements between a participant and the Company or any of its subsidiaries and any other pay or benefits which the participant is eligible to earn; PROVIDED, HOWEVER, that after the occurrence of a Change of Control, the rights set forth in Section 4 of this Program will supersede a participant's right to receive severance payments otherwise payable under the participant's employment agreement on account of a termination that is also covered by Section 4 of this Program.

SECTION 6.     DEFINITIONS

     6.1  The term "Cause" means:

          (a) the participant's willful misconduct or gross negligence in the performance of his/her obligations to the Company or one of its subsidiaries,

          (b) dishonesty or misappropriation relating to the Company or one of its subsidiaries or any funds, properties, or other assets of the Company or any such subsidiary,

          (c) inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a disability or illness),

          (d) any unauthorized disclosure by the participant of confidential or proprietary information of the Company or one of its subsidiaries which is reasonably likely to result in material harm to the Company or such subsidiary,

          (e) a conviction of the participant (including entry of a guilty or nolo contendere plea) involving fraud, dishonesty, or moral turpitude, or involving a violation of federal or state securities laws, or

          (f) the participant's failure to perform faithfully his/her duties to the Company or one of its subsidiaries following written notice and a reasonable opportunity to cure.

     6.2  The term "Good Reason" means:

          (a)  a reduction in the participant's base salary,

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          (b)  a significant reduction of the participant's functions, duties or responsibilities relative to his/her functions, duties or responsibilities in effect immediately prior to such reduction, or

          (c) the participant's relocation by the Company or a successor thereto to a location more than fifty (50) miles from the Company's current headquarters.

     6.3 A "Change of Control" shall be deemed to have occurred in the event any of the following occurs (in each case interpreted in a manner consistent with the requirements of Code Section 409A):

          (a) the acquisition by any one person or more than one person acting as a group (as defined in Q&A 12(b) of IRS Notice 2005-1) (other than the Company and its subsidiaries as determined immediately prior to that date and any of its or their employee benefit plans) of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent of the total fair market value or total voting power of the stock of the Company if such person or group was not an owner of at least five percent of the total fair market value or total voting power of the stock of the Company immediately prior to the Company's initial public offering;

          (b) a majority of the members of the Company's Board of Directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company's Board of Directors prior to the date of the appointment or election;

          (c) any one person or more than one person acting as a group (as defined in Q&A 14(c) of IRS Notice 2005-1) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions, other than an acquisition of assets of the Company by (i) a shareholder of the Company (immediately before the acquisition) in exchange for or with respect to the Company's stock, (ii) an entity fifty percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent or more of the total value or voting power of all the outstanding stock of the Company, or (iv) an entity at least fifty percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

SECTION 7.     ADMINISTRATION

     Prior to a Change of Control, the Program shall be administered by the Compensation Committee of the Company's Board of Directors.

SECTION 8.     ARBITRATION

     Any dispute or controversy arising under, related to or in connection with the Program shall be settled exclusively by arbitration before a single arbitrator in New York, New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator's award shall be

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final and binding on all parties. Judgment may be entered on an arbitrator's award in any court having competent jurisdiction.

SECTION 9.     ASSIGNMENT

     All rights under the Program are personal to the participant and may not be assigned by the participant other than by will or the laws of descent and distribution. The Program shall inure to the benefit of and be enforceable by the participant's legal representatives.

     The Program shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, to expressly assume and agree to perform this Program in the same manner and to the same extent as the Company would be required to perform it if no such succession had taken place.

SECTION 10.    GOVERNING LAW

     This Program shall be governed by and construed in accordance with the law of the State of New York without reference to principles of conflict of laws.

SECTION 11.    PARACHUTE PAYMENT LIMITATION

     Anything in this Program to the contrary notwithstanding, in the event that:

          (a) the aggregate payments or benefits to be made or distributed by the Company or its subsidiaries to or for the benefit of the participant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Code Section 280G or any successor thereto (the "CHANGE OF CONTROL BENEFITS") would be deemed to include an "excess parachute payment" under Code
Section 280G; and

          (b) if such Change of Control Benefits were reduced to an amount (the "NON-TRIGGERING AMOUNT"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the participant's "base amount," as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by the participant thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits and the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Change of Control Benefits shall be determined by the participant.

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SECTION 12.    TERMINATION OF PROGRAM

     This Program shall automatically terminate on December 31, 2005 if a Change of Control has not occurred on or before that date, unless the Company extends such termination date.


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                                   EXHIBIT A

                                    RELEASE

     In consideration of the covenants, promises and undertakings set forth in the Retention Program Agreement (the "Agreement"), made and entered into as of _________, 2005, between TheStreet.com, Inc., a Delaware corporation (the "Company") and ________________ ("Executive"), Executive on behalf of himself, his heirs, estate, executors, administrators, successors and assigns hereby releases and forever discharges the Company, any successor to the Company, and any of their present, former and future owners, partners, affiliates, subsidiaries, successors, directors, officers, employees, agents, representatives, attorneys, heirs, and assigns (the "Released Parties"), from any and all claims, actions and causes of action, judgments, obligations, damages and liabilities of whatsoever kind or character, which Executive may have with respect to the Released Parties, whether known or unknown, occurring from the beginning of time to the date of the Release. Without limiting the generality of the foregoing release, Executive releases the Released Parties from any and all known and unknown claims arising out of any aspect of his employment by the Company, occurring from the beginning of time to the date of this Release, whether based on contract, tort, or employment discrimination laws, including, but not limited to any and all claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act, the New York State Human Rights Law 290 ET SEQ., the Administrative Code of the City of New York 8-101 ET SEQ., as each such act and law may be amended, or any other federal or state or local labor law, civil rights law, or human rights law and whether or not Executive is presently aware of the existence of such claim, damage, action and cause of action, suit or demand; PROVIDED, HOWEVER, that this Release shall not apply to any claims or rights which Executive may have arising out of the Agreement, or for any rights Executive may have to vested or accrued benefits under any benefit plan or program (including without limitation TheStreet.com Amended and Restated 1998 Stock Incentive Plan) or for unpaid salary or expense reimbursements owed by the Company to Executive, and PROVIDED, FURTHER, that this Release shall not apply to Executive's eligibility for indemnification in accordance with any agreement, any insurance policy and applicable laws and the corporate charter or bylaws of the Company with respect to his employment with or service as an officer, director or employee of the Company or in any other capacity on behalf of the Company or its affiliates. Executive also releases, discharges and waives any right he may have with respect to the rights released under this paragraph to recover in any proceeding brought by any federal, state or local agency against the Released Parties to enforce any laws. Executive agrees that the value received as described in the Agreement shall be in full satisfaction of any and all claims, actions or causes of action for payment or other benefits of any kind that Executive may have against the Released Parties.

     Executive acknowledges that the Company advised him in writing to consult with an attorney of his choosing before signing this Release and gave him a period of at least twenty-one (21) days in which to consider this Release. Executive further acknowledges that he has in fact read this Release and, knowing and understanding its terms and intent, voluntarily accepts the consideration recited above and signs this Release without duress, coercion, or undue influence.

     Executive further acknowledges that this Release shall not become effective earlier than seven (7) days following the day Executive signs this Release and that Executive may revoke this Release at any time before the seven (7) day

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period expires ("Revocation Period"). Any such revocation by Executive shall cancel any and all undertakings, promises, and obligations of the Company set forth in the Agreement. The Company shall not commence providing Executive with the consideration provided for in the Agreement until the Revocation Period has expired.


_______________ ___, 2005


                                               ---------------------------------

Subscribed and sworn to before me
this _____ day of _____, 2005.


---------------------------------
         Notary Public